Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) dated effective as of January 22, 2024 (the “Effective Date”), by and between Planet 13 Holdings Inc., a Nevada corporation (“Seller”), and SGW FL Enterprises, LLC, a Florida limited liability company (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding shares of common stock (the “Shares”) of Planet 13 Florida Inc., a Florida corporation (the “Company”);

WHEREAS, the Company owns a Medical Marijuana Treatment Center license number MMTC-2016-0006 (the “MMTC License”) issued by the Florida Department of Health (the “DOH”); and

WHEREAS, Seller wishes to sell the Shares to Buyer, and Buyer wishes to purchase the Shares from Seller, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings as set forth elsewhere in this Agreement):

“Acquisition Proposal” means any proposal or offer to or from any Person or group of Persons (other than Buyer or an Affiliate of Buyer) to sell or acquire, in whole or in part, the Shares or the MMTC License.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Tallahassee, Florida are authorized or required by Law to be closed for business.

“Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, to the extent that such law is directly or indirectly related to the cultivation, harvesting, production, manufacturing, processing, marketing, distribution, sale or possession of cannabis, marijuana or related substances or products containing cannabis, marijuana or related substances, including the prohibition on drug trafficking under the Controlled Substances Act (21 U.S.C. § 801, et seq.), the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957 and 1960, and any state controlled substances acts.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracts” means all contracts, purchasing orders and agreements, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issues, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code § 414.

“Excluded Liability” means any Liability of the Company arising from any business, operation, activity, property or other asset conducted or owned prior to the Closing.

“Fundamental Reps” means those certain representations, warranties and agreements set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.13, 4.15, 5.1, 5.2 and 5.4.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, court opinion, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyls, and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (i) the principal and accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the Ordinary Course of Business (other than the current liability portion of any indebtedness for borrowed money)); (iii) all obligations of such Person under leases required to be capitalized in accordance with historical practices; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) of the Company, or relating to the Business of the Company, for all Pre-Closing Tax Periods; (b) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (c) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, social media handles or accounts, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, (vi) all database rights, (vii) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered), and (viii) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of Dennis Logan, after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority; provided, however, that the parties acknowledge and agree that Cannabis Laws shall be excluded from, and not be deemed to be, Law.

“Liability” means the amount of any actual liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that the term “Losses” shall not include any Losses to the extent resulting from or to the extent increased by the actions or omissions of any Indemnified Party after the Closing Date.

“Material Adverse Effect” means any effect, change, event, or circumstance (each, an “Effect” and collectively, “Effects”) that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on the Company or the MMTC License in any manner; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect resulting from compliance with the terms and conditions of this Agreement, including the taking of any action required or otherwise contemplated by this Agreement; (ii) any Effect that results from changes in general economic, business conditions, acts of war or terrorism or other force majeure events, including the COVID-19 virus or any other epidemic or pandemic; (iii) any Effect that results from changes affecting the industry in which the Company operates generally; (iv) the taking of any action approved or consented to by Buyer; (v) any Effect that results from any action required to be taken under applicable Law; (vi) any Effect that results from any change in accounting principles or requirements or change in applicable Law, or the interpretation or enforcement thereof; (vii) any Effect that results from any breach by Buyer of this Agreement and (viii) any Effect that results from any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; provided, further, that any Loss that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“OMMU” means the DOH’s Office of Medical Marijuana Use.

“OMMU Approval” means the approval by the OMMU necessary to consummate the transactions contemplated by this Agreement.

“Ordinary Course of Business” means consistent with the past, lawful practice of the Business by the Company and, in any event, in a manner no less than as necessary to ensure compliance with Law in all material respects.

“Organizational Document” means, relative to any Person that is not an individual, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity securities, as applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Planet 13/VidaCann Transaction” means the transactions contemplated by that certain Membership Interest Purchase Agreement, dated as of August 28, 2023 (the “Purchase Agreement”), by and among between Seller, VidaCann, LLC a Florida limited liability company, and certain other parties as identified in the Purchase Agreement and set forth on the signature pages thereto.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Real Property Lease” means that certain lease between Buyer and an Affiliate of Seller with respect to the lease of the premises (the “Premises”) located in Marion County and Sumter County, Florida, being Parcel #R48458-000-00 and the south 20.12 acres of Parcel #R48477‐000-00 in Marion County, Florida, and Parcel #D06-059 in Sumter County, Florida, all being contiguous, and commonly known as 17970 S. US Highway 301, Summerfield, Florida 34491, which such lease shall contain those terms included on Exhibit C and any other terms and conditions as agreed to by the parties.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Shares” has the meaning set forth in the Recitals.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all U.S. federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Third Party Consents” means those consents listed on Section 4.5 of the Disclosure Schedules.

“Transaction Documents” means this Agreement, Stock Certificates, Officer’s Certificate, Seller Bring Down Certificate, and Buyer Bring Down Certificate.

“Transaction Fees” means, without duplication, the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Seller or Buyer: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Seller or Buyer, as applicable; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Seller or the Buyer, as applicable; and (iii) all other costs or other expenses incurred by the Seller or Buyer, as applicable, in connection with or as a result of the transactions contemplated by this Agreement.

“Transaction Outside Date” means May 31, 2024.

“Treasury Regulations” means the regulations promulgated under the Code, as amended and in effect from time to time.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Shares, free and clear of all Encumbrances, for the consideration specified in Section 2.2 below.

Section 2.2    Purchase Price Section. The aggregate Purchase Price for the Shares shall be Nine Million and 00/100 Dollars ($9,000,000.00) (the “Purchase Price”) and shall be payable in accordance with Section 2.3 below.

Section 2.3    Payment of the Purchase Price. Buyer shall deliver to Seller the Purchase Price on Closing by wire transfer of immediately available funds to the account designated by Seller.

ARTICLE III
CLOSING

Section 3.1    Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place as soon as practicable, but no later than five (5) Business Days after the satisfaction or waiver of each of the conditions set forth in Article VIII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction thereof at the Closing) or at such other time as the parties hereto agree in writing (such date on which the Closing shall occur, the “Closing Date”). The Closing shall take place via the transmission to the respective offices of legal counsel for the parties via e-mail in portable document format (.pdf) with due confirmation of all requisite Transaction Documents (including but not limited to those Closing deliveries described at Section 3.2 below) duly executed where requested, or at such other place as may be mutually agreed upon by the parties hereto in writing.

Section 3.2    Closing Deliveries. At Closing, the respective parties shall take the following actions:

(a)    Documents to be Provided by Seller: Seller agrees to deliver the following documents to Buyer, in the form and substance reasonably satisfactory to Buyer, duly executed as appropriate:

(i)    Stock Certificate. The Stock Certificate duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto, such that Buyer will own one hundred percent (100%) of the Shares of the Company (the “Stock Certificate”);

(ii)    Resignations. The written resignation of all officers and directors of the Company, in form reasonably acceptable to the Buyer;

(iii)    Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement;

(iv)    Bring Down Certificate. The Seller Bring Down Certificate (as hereinafter defined);

(v)    Officer’s Certificate. A certificate from an officer of the Company certifying as to correct and complete copies of (a) the Company’s Articles of Incorporation and Bylaws, and (b) unanimous joint resolutions of the board of directors and stockholders of the Company authorizing the taking of any and all actions reasonably necessary to consummate the transactions contemplated hereunder;

(vi)    Good Standing Certificate. A good standing certificate of the Company from its jurisdiction of organization dated as of a recent date prior to Closing;

(vii)    OMMU Letter. A letter from the OMMU providing that MMTC License is valid.

(viii)    FIRPTA. A certificate, dated as of the Closing Date and in form and substance reasonably acceptable to Buyer, duly completed pursuant to Sections 1445 of the Code and the Treasury Regulations promulgated thereunder, certifying that Seller is not a “foreign person” within the meaning of Sections 1445 of the Code;

(ix)    Corporate Records. The corporate record books of the Company;

(x)    Third Party Consents. All Third Party Consents, if any;

(xi)    Audited Financial Statements. The audited balance sheets of the Company for the year 2023 and the related statement of income and cash flow for such year, as reviewed by the Company’s independent accountants, to be provided as soon as available but in no event later than February 7, 2024;

(xii)    Standard Operating Procedures. The standard operating procedures and floor plans submitted and approved by OMMU as part of the cultivation, processing, dispensing and authorization of the Company’s existing MMTC Facility (the “SOPs”).

(xiii)    Other Documents. Such other documents as Buyer may reasonably request, from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Shares and to conclude the other transactions contemplated under this Agreement.

(b)    Documents to be Provided by Buyer: Buyer agrees to deliver the following documents, in the form and substance reasonably satisfactory to Seller, duly executed as appropriate:

(i)    Payment of Purchase Price. The Purchase Price in the amount and form as required by Section 2.3 above.

(ii)    Performance Bond. Evidence that Buyer has obtained a performance bond (or its equivalent), whether by obtaining a new performance bond or assuming the Company’s performance bond underwritten and issued by Hudson Insurance, that satisfies the requirements of section 381.986(8)(b)7, Florida Statutes;

(iii)    Transaction Documents. The Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement;

(iv)    Bring-Down Certificate. The Buyer Bring Down Certificate (as hereinafter defined); and

(v)    Other Documents. Such other documents as Seller may reasonably request to from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Shares and to conclude the other transactions contemplated under this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules attached hereto as Exhibit B, Seller represents and warrants to Buyer as follows:

Section 4.1    Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, or other Laws affecting the enforcement of creditors’ rights generally and by principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction

Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms except to the extent that enforceability may be limited by the Enforceability Exceptions.

Section 4.2    Organization, Authority and Qualification of Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction under which such licensing or qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not have a Material Adverse Effect. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 4.2 of the Disclosure Schedules lists the board of directors, shareholders and officers, as the case may be, of the Company. Seller has made available to Buyer copies of all Organizational Documents, the minute book, and equity record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents in any material respect.

Section 4.3    Capitalization

(a)    The authorized capital stock of the Company consists of 50 shares of common stock, no par value per share, of which 50 shares are issued and outstanding and constitute all of the Shares. All of the Shares have been duly authorized, are validly issued, fully paid and non-assessable, and are owned of record and beneficially by Seller, free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Shares, free and clear of all Encumbrances.

(b)    All of the Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any agreement, arrangement or commitment to which Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person.

(c)    There are no authorized or outstanding (i) options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from the Company or Seller or any phantom stock, stock appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company or Seller, (ii) rights or Contracts to which the Company or Seller is a party requiring, or convertible securities of the Company or Seller outstanding which upon conversion would require, the issuance of any equity interests of the Company or Seller’s or other securities convertible into equity interests of the Company or Seller, or (iii) contract rights or options pursuant to which the Company or Seller is required to or have the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Company or Seller. There are no Contracts to which the Company or Seller is a party with respect to: (x) the voting of any equity of the Company or Seller (including any proxy or director or manager nomination rights); (y) the transfer of or transfer restrictions on any equity interests of the Company or Seller; or (z) the granting of any other rights in respect of any equity interests of the Company or Seller (e.g., stock appreciation rights).

Section 4.4    No Subsidiaries; No Other Arrangements. The Company does not own or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.

Section 4.5    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other Organizational Documents of the Company; (b) conflict with or result in a violation or breach in any respect of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under any Company Contract to which Seller or the Company is a party; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except for the OMMU Approval, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither Seller nor the Company has received any written or, to the Seller’s Knowledge, oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect the Transaction Documents or any of the transactions contemplated thereunder.

Section 4.6    Financial Statements. Attached hereto as Section 4.6 to the Disclosure Schedules are true, correct and complete copies of: (a) the audited balance sheets of the Company for each of the years 2022, 2021 and 2020 and the related statements of income and cash flows for each year, as reviewed by the Company’s independent accountants; and (b) the internal and unaudited balance sheet of the Company as of November 30, 2023 (the “Most Recent Balance Sheet”), and the related internal and unaudited statement of income for such period then ended. The financial statements described in clauses (a) and (b) above are collectively referred to herein as the “Financial Statements”. The Financial Statements: (x) have been prepared in accordance with U.S. GAAP, consistently applied throughout the periods indicated, and (y) fairly and accurately present in all respects the financial condition of the Company and the operating results and cash flows of the Company, in each case as of the applicable dates or for the applicable periods; provided however, the unaudited Financial Statements do not contain all notes required under U.S. GAAP and are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be material).

Section 4.7    Undisclosed Liabilities; Absence of Changes. Except for liabilities reflected or reserved against on the Most Recent Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the date of the Most Recent Balance Sheet, the Company has no material Liabilities. As of the Closing Date, the Company will have no Indebtedness or other Liabilities.

Section 4.8    Contracts; Assets. As of the Closing Date, the Company will not be a party to any Contracts and will have no material assets of any kind or nature, other than the MMTC License and the SOPs. Any assets which were owned by the Company prior to the Effective Date, but which were transferred out of the Company on or prior to the Closing Date are collectively referred to herein as “Excluded Assets”.

Section 4.9    Real Property. As of the Closing Date, the Company will not own or lease any real property.

Section 4.10    Legal Proceedings; Governmental Orders; Contracts.

(a)    There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or the Company: (a) relating to or affecting the Company or the MMTC License; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Transaction Document.

(b)    There are no outstanding Governmental Orders against, relating to or affecting the Company or the MMTC License which would have a Material Adverse Effect.

Section 4.11    Compliance with Laws; Permits.

(a)    The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its properties, or assets, including the MMTC License.

(b)    Neither Seller nor the Company has received any written communication from any Governmental Authority or other Person that remains unresolved as of the Effective Date that alleges that the Company is not in material compliance with any such Laws, except for any such non-compliance which would not have a Material Adverse Effect. All Company Permits, including the MMTC License, are in good standing, valid and in full force and effect. All fees and charges with respect to the MMTC License as of Effective Date have been paid in full. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of the MMTC License. The MMTC License was obtained in compliance with Law.  The MMTC License has a current expiration date of October 26, 2024 (the “License Expiration Date”), and Seller is not aware of any reason the MMTC License will not be renewed or capable of being renewed on or before the License Expiration Date. Seller is not aware of any intent of OMMU to suspend or revoke its cultivation, processing and/or dispensing authorization and, to the Knowledge of Seller, its cultivation, processing and dispensing authorizations will remain in effect following Closing provided Buyer adheres to the approved SOPs and maintains the existing, approved conditions of the Premises.

(c)    Other than the Company, no Person has any present or future right, title, or interest in or to the MMTC License.

Section 4.12    Environmental Matters. The Company has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.13    Taxes.

(a)    All Tax Returns required to be filed on or before the Closing Date by the Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)    The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)    No written or, to the Seller’s Knowledge, oral claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company, which extension or waiver is still in effect.

(e)    The amount of the Company’s Liability for unpaid Taxes for all periods ending on or before the Closing Date does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements by more than $1,000. The amount of the Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company

(f)    All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or resolved. The Company is not a party to any Action by any taxing authority. To the Knowledge of Seller, there are no pending threatened Actions by any taxing authority.

(g)    Seller has made available to Buyer copies of all Tax Returns referred to in Section 4.13(a) for all Tax periods ending after January 1, 2021.

(h)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(i)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement other than an agreement not primarily related to Taxes.

(j)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.

(k)    The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group which the Seller is the parent). The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(l)    Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(m)    The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement.

(n)    The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

Section 4.14    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with past practice.

Section 4.15    Brokers. Except for Canaccord Genuity Corp., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller. Seller shall be solely responsible for payment of all fees, commissions or other amounts due to Canaccord Genuity Corp.

Section 4.16    Employees. Effective as of the Closing Date, the Company will have no employees.

Section 4.17    Employee Benefits. Neither the Company nor its ERISA Affiliates have ever (i) maintained or participated in an employee benefit plan, program or arrangement for the benefit of any current or former employee, (ii) contributed to, or had any obligation to contribute to, any such plan, including an multiemployer plan as defined in ERISA Section 3(37), or (iii) had any Liability with respect to any such plan. The Company has not granted, nor is the Company a party to any contract, agreement, plan or program that grants, any compensation, equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code, and neither the Company nor any ERISA Affiliate has any Liability to make any payments or issue any equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code other than as disclosed. Except as may be required by applicable law, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, and the Company is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

Section 4.18    Guaranties. The Company is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person. As of the Closing Date, Seller will not be a guarantor or otherwise liable for any Liability (including Indebtedness) or Contract of the Company.

Section 4.19    Intellectual Property. As of the Closing Date, the Company will neither own nor use any Intellectual Property.

Section 4.20    Bank Accounts. Section 4.20 of the Disclosure Schedules sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains accounts of any nature, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1    Authority. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.

Section 5.2    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (b) require the consent, notice or other action by any Person under any Contract to which Buyer is a party or (c) except for the OMMU Approval, require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby.

Section 5.3    Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the offer and sale of the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and that the

Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.4    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.5    Status. There is no litigation, proceeding, claim or investigation, pending or threatened, which would be reasonably likely to adversely affect Buyer’s ability to complete the transactions contemplated by this Agreement.

Section 5.6    Solvency. Sufficiency of Funds. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer, Seller or the Company. Buyer has sufficient cash or written commitments and funding obligations by third party financing sources, lenders, investors or other Persons to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement (collectively, “Evidence of Financing Commitments”). The Evidence of Financing Commitments are attached hereto as Section 5.6 of the Disclosure Schedules.

Section 5.7    No Other Representations and Warranties. Except as otherwise expressly set forth in this Article V, Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Buyer, its respective businesses and affairs or the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Article V, neither Buyer nor any of its respective Affiliates, employees, officers, directors or members, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Buyer that have been made available to Seller, including in any presentation of the business and affairs of the Buyer by the management of the Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller in executing, delivering and performing this Agreement and the transactions contemplated hereby.

ARTICLE VI
TAX MATTERS

Section 6.1    Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

Section 6.2    Responsibility for Filing Tax Returns.

(a)    The Company shall prepare and timely file all Tax Returns of the Company required to be filed on or prior to the Closing Date (giving effect to valid filing extensions) and shall timely pay all Taxes due with respect to such Tax Returns.

(b)    The Buyer shall prepare, or cause to be prepared, and timely file all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date required to be filed and first due after the Closing Date (giving effect to valid filing extensions) or for Straddle Periods in a manner consistent with past custom and practice of the Company (unless otherwise required by applicable Law) and without a change of any election or any accounting method. To the extent permitted by applicable Law, all income Tax deductions and other income Tax benefits related to the payment or accrual of transaction and bonus arrangements and all other expenses of the Company paid or accrued for Tax purposes on or before the Closing Date by or on behalf of the Company, including expenses related to the consummation of the Transactions (including Transaction Fees of the Company) shall be attributable to the Pre-Closing Tax Period and shall be claimed as current deductions on the income Tax Returns of the Company for the Pre-Closing Tax Period,; provided, however, that prior to filing any such income Tax Return or paying any income Taxes, Buyer shall submit such Tax Return (and related schedules, statements and supporting documentation) and a statement of Taxes owed in connection with the filing of such income Tax Returns at least twenty (20) days prior to the due date for filing such income Tax Returns to the Seller for its review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. The Seller shall reimburse Buyer for all Taxes of or with respect to the Company with respect to all Tax Returns described in this Section 6.2(b), to the extent relating to Pre-Closing Tax Periods, within three (3) Business Days before payment by Buyer and/or the Company of such Taxes.

Section 6.3    Cooperation on Tax Matters.

(a)    The parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Article VI and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(b)    Each of Buyer and Seller agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043, or Code § 6043A, or Treasury Regulations promulgated thereunder.

Section 6.4    Tax Contests

(a)    If the Buyer or any of its Affiliates receives notice of a Tax audit, controversy or other proceeding relating to the Company (“Tax Contest”) with respect to any taxable period ending on or prior to the Closing Date or the portion through the end of the Closing Date of any Straddle Period, then within ten (10) days after receipt of such notice, the Buyer shall notify the Seller of such notice. The Buyer’s notification to the Seller shall contain factual information describing the Tax Contest in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such Tax Contest A failure by the Buyer to give such notice shall not affect Buyer’s right to indemnification hereunder except to the extent that the Seller is materially prejudiced thereby.

(b)    In the case of a Tax Contest that relates to a taxable period ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of the Tax Contest. To the extent the Seller elects to control the Tax Contest, the Seller shall within fifteen (15) days of receipt of the notice of Tax Contest notify the Buyer of its intent to do so, and the Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate in each phase of such Tax Contest. The Seller may not settle or compromise any such Tax Contest unless the Buyer consents thereto (such consent not to be unreasonably withheld, delayed or conditioned). If the Seller elects not to control the Tax Contest, the Buyer shall assume control of such Tax Contest. In such event, (i) the Buyer shall keep the Seller informed on a prompt basis regarding the progress and substantive aspects of any Tax Contest, including providing the Seller with all written materials relating to such Tax Contest submitted to and received from the relevant taxing authority, (ii) the Seller shall be entitled to participate at the Seller’s expense in any Contest, including having an opportunity to comment on any written materials prepared in connection with any Tax Contest and attending any conferences relating thereto, and (iii) the Buyer shall not compromise, settle or resolve any Tax Contest without obtaining the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned (such rights of the Seller, the “Seller’s Rights”). Additionally, in the case of a Tax Contest that relates to a Straddle Period (a “Straddle Period Contest”), the Buyer shall have the right to control such Straddle Period Contest subject to the Seller’s Rights. The Buyer shall not settle or compromise such Straddle Period Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.

Section 6.5    Amendment/Filing of Tax Return. Without the prior written consent of the Seller which consent shall not be unreasonable withheld, conditioned or delayed, Buyer shall not, and shall not permit its Affiliates, including the Company, to (1) file any Tax Return of or with respect to the Company for a Pre-Closing Tax Period or Straddle Period , (2) amend, refile, revoke or otherwise modify any Tax Return for the Company (and any comparable provision of state or local law, if applicable), for a Pre-Closing Tax Period or Straddle Period, (3) make or change any Tax election that applies or is retroactive to a Pre-Closing Tax Period or Straddle Period or take any other action after the Closing that could reasonably be expected to result in any increased Tax Liability for Seller or the Company, with respect to a Pre-Closing Tax Period, (4) file any Tax Return for the Company for a Pre-Closing Tax Period in any jurisdiction where, prior to the date hereof, the Company has not filed such type of Tax Return, (5) agree to extend the statute of limitations with respect to any assessment of any Tax or deficiency related to a Pre-Closing Tax Period or Straddle Period for the Company, (6) compromise or settle any Tax Liability for a Pre-Closing Tax Period, or (7) initiate or seek any voluntary disclosure agreement or tax amnesty type programs involving the Company with a taxing authority regarding any Pre-Closing Tax Period.

Section 6.6    Tax Refunds. Seller shall be entitled to receive all Tax refunds of or amounts credited in lieu of Tax refunds against Taxes of the Company of Taxes paid by or on behalf of the Company on or before the Closing Date Buyer shall pay or cause to be paid to Seller any such refund or the amount of any such credit received by Buyer, the Company or any of their Affiliates after the Closing Date within ten (10) days after receipt or entitlement by Buyer, the Company or any of their Affiliates, less reasonable, out-of-pocket expenses and Taxes incurred to obtain such Tax refunds or Tax credits. Upon the request and at the expense of Seller and with the consent of the Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, Buyer shall cause the Company to file a claim for refund of any Taxes, including through the filing of amended Tax Returns or otherwise, relating to the Company (or its assets or operations) for any Pre-Closing Tax Period in such form as Seller may reasonably request.

Section 6.7    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and other similar Taxes and fees (including any penalties and interest) that are imposed on any of the parties by any taxing authority in connection with the transactions contemplated by this Agreement and all expenses of filing Tax Returns with respect to such Taxes and fees shall be borne by Buyer.

Section 6.8    Post-Closing Actions. Neither Buyer nor any its Affiliates shall take any action after Closing that could reasonably be expected to increase Taxes of the Company for a Pre-Closing Tax Period or Straddle Period for which the Seller may be liable under this Agreement or reduce amounts otherwise payable to Seller under the Agreement without the prior written consent of the Seller (which consent shall not be unreasonably conditioned, withheld or delayed).

Section 6.9    No Section 336(e) or 228 Election. Neither Buyer, the Company nor any of its Affiliates shall make or cause to be made any actual or deemed election under Sections 336(e) or 338 of the Code, or any corresponding provisions of state, local or foreign Laws, with respect to the acquisition of the Shares in connection with the transactions contemplated by this Agreement.

ARTICLE VII
INDEMNIFICATION

Section 7.1    Survival. The Fundamental Reps shall survive the Closing and shall remain in full force and effect after the Closing Date for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All other of the representations and warranties contained herein shall survive for a period of eighteen (18) months after the Closing. All other covenants and agreements of the parties contained herein shall survive the Closing for the period explicitly specified therein, or if no such period is specified, then until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 7.2    Indemnification by Seller. Subject to the terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify and defend Buyer and Buyer’s Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Document;

(b)    any Indemnified Taxes;

(c)    any Indebtedness or Transaction Fees of the Company as of the Closing;

(d)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the Transaction Documents; and

(e)    any Excluded Asset or Excluded Liability.

For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.3    Indemnification Procedures. The party making a claim under this Article VII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”

(a)    Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim (the “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)    Defense of Third-Party Claims. In the case of a Third-Party Claim, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within fifteen (15) days of receipt of a Third-Party Claim Notice (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that Buyer and Seller shall each use its commercially reasonable efforts with respect to any information shared pursuant to this Section 7.3(b) to preserve attorney-client privilege.

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.4    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days following such final, non-appealable adjudication by wire transfer of immediately available funds.

Section 7.5    Tax Treatment of Indemnification Payments All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.6    Indemnification by Buyer. Subject to the terms and conditions of this Article VII, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the Transaction Documents; and

(c)    Buyer’s ownership of the MMTC License, the Company or the operation of the business to be conducted by Buyer or the Company and their respective Affiliates under the MMTC License after the Closing.

Section 7.7    Limits on Indemnification. Notwithstanding anything in this Article VII to the contrary, in respect of the indemnification obligations provided for in this Article VII:

(a)    The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 7.2 shall not exceed Eighteen Million Dollars ($18,000,000) (the “Cap”).

(b)    Notwithstanding the foregoing, the limitations set forth in Section 7.7(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of (i) any inaccuracy in or breach of any Seller Fundamental Representation or (ii) any fraud or willful misconduct.

(c)    Buyer shall take and cause its Affiliates (including the Company after the Closing) to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

Section 7.8    Sole and Exclusive Remedy. AFTER THE CLOSING, THE RIGHTS SET FORTH IN THIS ARTICLE VII, WILL, EXCEPT FOR FRAUD OR EQUITABLE RELIEF, BE THE EXCLUSIVE REMEDY OF BUYER OR THE BUYER INDEMNITEES WITH RESPECT TO ANY BREACH OR INACCURACY OF ANY OF THE REPRESENTATIONS, WARRANTIES, COVENANTS, AGREEMENTS OR OBLIGATIONS CONTAINED IN THIS AGREEMENT.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)    No Governmental Authority or stock exchange applicable to a party or its Affiliates shall have enacted, issued, promulgated, enforced or entered any Governmental Order or decision which is in effect and has the effect of making the transactions contemplated by this Agreement illegal (excluding federal illegality with regards to marijuana being classified as a federally controlled substance), otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)    The parties shall have received the OMMU Approval and any applicable additional approvals from Governmental Authorities or stock exchanges applicable to a party.

(c)    No Action shall have been commenced or threatened against any party that seeks to enjoin or would prevent the Closing or would have a material impact on the License. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Section 8.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, unless expressly waived in writing by Buyer:

(a)    the representations and warranties of Seller contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect;

(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)    Since the Effective Date, no Material Adverse Effect has occurred or is continuing;

(d)    Buyer shall have received a certificate, dated the Closing Date and signed by Seller, that each of the conditions set forth in Section 8.2(a) and 8.2(b) have been satisfied (the “Seller Bring Down Certificate”);

(e)    Buyer and an Affiliate of Seller shall have entered into the Real Property Lease; and

(f)    Seller shall have delivered to Buyer all other items required to be delivered at Closing under this Agreement.

Section 8.3    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to Closing, of each of the following conditions, unless expressly waived in writing by Seller:

(a)    the representations and warranties of Buyer contained in this Agreement and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(c)    Seller shall have received a certificate, dated the Closing Date and signed by Buyer, that each of the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied (the “Buyer Bring Down Certificate”);

(d)    Seller shall have simultaneously herewith closed the Planet 13/VidaCann Transaction; and

(e)    Buyer shall have delivered to Seller all other items required to be delivered at Closing under this Agreement.

Section 8.4    Frustration of Closing Conditions. Buyer may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by Buyer’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required by this Agreement. Seller may not rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by the failure of Seller to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur as required by this Agreement.

ARTICLE IX
TERMINATION

Section 9.1    Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by the mutual written consent of Buyer and Seller;

(b)    by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Seller within 10 days of Seller’s receipt of written notice of such breach from Buyer, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)    by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by Buyer within 10 days of Buyer’s receipt of written notice of such breach from Seller, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d)    by Buyer or Seller in the event that: (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e)    by Seller by written notice to Buyer if the OMMU Approval has not been obtained by the date that is 120 days from the date Seller submits to the OMMU a request for approval of the transfer of the MMTC License (the “OMMU Outside Date”); provided, however, that either Party may elect to extend the Outside Date for additional 30-day periods until the Transaction Outside Date, by written notice to the other party no later than three Business Days prior to the OMMU Outside Date and the expiration of any applicable 30-day period; provided, further, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to a party if such party’s failure to fulfill in any material respect any covenant, agreement or obligation to be performed by it pursuant to this Agreement is the primary cause of the failure to obtain the OMMU Approval on or before the OMMU Outside Date; or

(f)    by Buyer or Seller by written notice to other if Closing shall not have occurred by the Transaction Outside Date; provided, that the right to terminate this Agreement under this Section 9.1(f) shall not be available to a party if such party’s failure to fulfill in any material respect any covenant, agreement or obligation to be performed by it pursuant to this Agreement is the primary cause of the failure to close on or before Transaction Outside Date.

Section 9.2    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)    as set forth in Section 10.5, this Article IX and Article XI hereof;

(b)    if this Agreement is terminated pursuant to Section 9.1(c) or Section 9.1(e), Buyer will pay to Seller as liquidated damages $500,000 (the “Termination Fee”) by wire transfer of immediately available funds within five Business Days after such termination; provided, however, that if Seller terminates this Agreement pursuant to Section 9.1(e), Buyer shall only be required to pay to Seller the Termination Fee if Buyer’s failure to fulfill in any material respect any covenant, agreement or obligation to be performed by it pursuant to this Agreement is a primary cause of the failure to obtain the OMMU Approval on or before the OMMU Outside Date;

(c)    if this Agreement is terminated pursuant to Section 9.1(b) or Section 9.1(f), Seller will pay to Buyer the Termination Fee by wire transfer of immediately available funds within five Business Days after such termination; provided, however, that if Buyer terminates this Agreement pursuant to Section 9.1(f), Seller shall only be required to pay to Buyer the Termination Fee if all conditions in Section 8.1 and Section 8.2 have been met or are capable of being met and Seller is unable to comply with Section 8.3(d); and

(d)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

The parties acknowledge that the agreements contained in Section 9.2(b) and Section 9.2(c) are an integral part of the transactions contemplated by this Agreement, and that without this agreement the parties would not enter into this Agreement, and that the Termination Fee represents liquidated damages, which are a genuine pre-estimate of the damages, including opportunity costs, which the Seller and the Company or Buyer, as the case may be, will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and are not penalties. Buyer and Seller each irrevocably waives any rights it may have to raise as a defense that any such liquidated damages are excessive or punitive. Seller and Buyer each agree that the payment of the Termination Fee is the sole remedy of the party entitled to receive the Termination Fee against the other party in respect of the termination of this Agreement pursuant Section 9.1(c), Section 9.1(e), Section 9.1(b) or Section 9.1(f), as applicable; provided however, that nothing shall preclude Seller or Buyer from pursuing additional damages, including for lost opportunities or other consequential losses, in the event of any intentional breach by the other party of any provision hereof.

ARTICLE X
PRE- AND POST-CLOSING COVENANTS AND OTHER AGREEMENTS

Section 10.1    Governmental Authorizations and Consents. From and after the Effective Date through and including the Closing Date:

(a)    Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law or stock exchange requirement applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents, including without limitation, the OMMU Approval. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)    In furtherance of the foregoing, promptly following the Effective Date, but in no event more than ten Business Days following the Effective Date, Seller will submit to the OMMU a request for approval of the transfer of the MMTC License from Seller to Buyer, which approval shall contain evidence of satisfaction of all regulatory requirements and Buyer’s plan of operation for the business to be conducted under the MMTC License, as described in greater detail on Exhibit A attached hereto, and Buyer will use commercially reasonable efforts to cooperate and provide all information requested by Seller and/or required by the OMMU in connection with such request for approval.

(c)    Without limiting the generality of the parties’ undertakings pursuant to subsection (a) and (b) above, each of the parties hereto shall use commercially reasonable efforts to:

(i)    respond within five Business Days following receipt to any inquiries by any Governmental Authority regarding any matter with respect to the transactions contemplated by this Agreement or any Transaction Document;

(ii)    avoid the imposition of any Governmental Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Transaction Document;

(iii)    in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Transaction Document has been issued, to have such Governmental Order vacated or lifted;

(iv)    obtain Hudson Insurance’s consent to assumption by Buyer of the Company’s performance bond; and

(v)    take all steps necessary to change the name of the MMTC and discontinue the use of the “Planet 13” name and logo as soon as practicable, with such changes to be effective as soon as practicable on or following the Closing Date, including, without limitation, making any required filings with the Florida Department of State, Florida Department of Agriculture and Consumer Services and the DOH. In furtherance of the foregoing, within five Business Days following the Closing, Buyer shall take action to amend the name of the Company with the Florida Secretary of State to a new name that has no reference to “Planet 13.” Following the Closing, neither the Company nor the Buyer shall directly or indirectly us the name “Planet 13” or “Planet 13 Florida” or any corporate name with the term Planet 13 included therein, for any reason whatsoever, including, without limitation, in connection with the Company, the business of the Company, the MMTC License or any other activities of the Buyer or the Company following the Closing.

(d)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 10.2    Negative Covenants. From the Effective Date until the Closing Date or the earlier termination of this Agreement in accordance with its terms, and except as otherwise expressly permitted elsewhere in this Agreement, neither Seller nor the Company shall: (i) pledge, encumber, sell, or otherwise transfer the MMTC License, any of the Shares, or any right, title, or interest in or to the MMTC License or the Company, without the prior written consent of Buyer or (ii) initiate, solicit, entertain, negotiate, accept or discuss any Acquisition Proposal to or from any Person or group of Persons, or provide any non-public information to any third-party in connection with an Acquisition Proposal, or enter into any agreement, arrangement, or understanding requiring Buyer or any of Seller or the Company to abandon, terminate, or fail to consummate the transactions contemplated herein.

Section 10.3    Further Assurances. Seller shall from time to time after the Effective Date (and for avoidance of doubt, also after the Closing), without additional consideration, execute and deliver such further instruments and take such other action as reasonably requested by Buyer to make effective the transactions contemplated by this Agreement. Seller shall promptly notify Buyer if, on or after the Effective Date, Seller or the Company receives, directly or indirectly, any Acquisition Proposal or indications of interest, requests for information, or offers in respect of, or preliminary to, an Acquisition Proposal, and will communicate to Buyer in reasonable detail the terms of any Acquisition Proposal or of any such indication, request or offer.

Section 10.4    Public Announcements. Unless otherwise required by applicable Law or stock exchange applicable to a party or its Affiliates, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), and the parties shall cooperate as to the timing and contents of any such announcement; provided, however, that any party and its Affiliates may, without the prior written consent of other party(ies), make any public statement or disclosure to the extent the substance of such public statement or disclosure is consistent with any previous press release, statement or disclosure made in accordance with, or permitted by, this Section 10.4.

Section 10.5    Confidentiality. The parties hereto acknowledge and agree that the Mutual Non-Disclosure Agreement, dated as of November 17, 2023 among Seller, FG Operating Florida, LLC and Canaccord Genuity Corp. (the “Confidentiality Agreement”) remains in full force and effect and, in addition, each party covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided by any party to the other pursuant to this Agreement.

Section 10.6    Post-Closing Support.

(a)    In the event and for so long as Buyer or the Company is contesting or defending against any Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction involving the Company or the MMTC License prior to Closing, Seller will reasonably cooperate with the contest or defense and provide such testimony and access during normal business hours to all reasonably relevant books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost of the Buyer.

(b)    In the event and for so long as Buyer or the Company actively is prosecuting any variance applicable to the MMTC License, Seller will reasonably cooperate with such prosecution and provide all reasonably requested assistance, all at the sole cost of Buyer.

(c)    After the Closing, the Seller shall reasonably cooperate with and assist Buyer or any of its respective designees, and its accountants, in the compilation and preparation of all financial statements and financial statement schedules of the Seller and the Company and reports of the Company’s accountants as may be necessary for Buyer to comply in a timely manner with any applicable reporting and disclosure requirements.

Section 10.7    Release. As of the Closing, Seller shall be deemed to thereupon irrevocably release and discharge the Company, Buyer, and their respective Affiliates, from, and waive, any and all claims, liabilities, losses, costs, and expenses arising out of or related in any way to events, facts, conditions, or circumstances applicable to the Shares, the Company, the MMTC License, the Other Assets, the Business, or Liabilities; except, however, the foregoing release shall not serve as a waiver of any claims for the breach by Buyer of any provision of the Transaction Documents or for any intentional misconduct of the Company, Buyer, or their respective Affiliates that occurs after the Closing.

ARTICLE XI
GENERAL TERMS

Section 11.1    Expenses. Except as otherwise expressly provided herein, all Transaction Fees shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 11.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with Section 11.2):

If to Seller:

Planet 13 Holdings Inc.
4675 W. Teco Avenue, Suite 250
Las Vegas, Nevada 89118
Attn: Tatev Oganyan
Email: [PERSONAL INFORMATION OMITTED]

With a Copy to:

Cozen O’Connor
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attn: Joseph C. Bedwick
Email: jbedwick@cozen.com

If to Buyer:

SGW FL Enterprises LLC

420 North 20th Street, Suite 3400

Birmingham, AL 35203

Attn: Jack Freese

Email: [PERSONAL INFORMATION OMITTED]

With a Copy to:

Burr & Forman LLP
420 20th St. N, Suite 3400
Birmingham, Alabama 35203
Attn: Gene Price
Email: gprice@burr.com

Section 11.3    Interpretation. For purposes of this Agreement the words: (a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “or” is not exclusive; and (c) “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.

Section 11.4    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 11.5    Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (i) each party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable for either party hereto.

Section 11.6    Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter, including but not limited to that certain Term Sheet between the Parties dated November 15, 2023. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 11.7    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other; which consent shall not be unreasonably withheld, delayed or conditioned.

Section 11.8    No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 11.9    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS LOCATED IN TALLAHASSEE, FLORIDA (AND FOR AVOIDANCE OF ALL DOUBT, NOT IN ANY FEDERAL COURT), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10(c).

Section 11.11    Disclosure Schedules. To the extent there are Disclosure Schedules attached to this Agreement, this Section 11.11 shall apply. All section headings in the Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Disclosure Schedules shall constitute disclosure for purposes of each section of this Agreement where such information is relevant. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by Seller that in and of itself, such information is material to or outside the ordinary course of the business or is required to be disclosed on the Disclosure Schedules. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 11.12    Reformation. This Agreement and the transactions contemplated herein may be subject to review and approval by one or more Governmental Authority, including but not limited to the OMMU and applicable local licensing authorities. If a Governmental Authority determines this Agreement or any Ancillary Document must be reformed, the parties shall negotiate in good faith to so reform such agreement according to the Governmental Authority’s requirements while effectuating the original intent of such agreement as near as possible.

Section 11.13    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER: SGW FL Enterprises, LLC		SELLER: Planet 13 Holdings Inc.
By:	/s/ Jack Freese	By:	/s/ Dennis Logan
Name:	Jack Freese	Name:	Dennis Logan
Title:	Manager	Title:	CFO